Exhibit (m)(34)

MUTUAL FUND AGREEMENT

This Agreement is entered into as of August 24, 2018 between Hefren (“Hefren”), and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds” as identified on Schedule A) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

1. Availability of Fund Shares.

The Series Trust agrees to cause the Funds to sell to, redeem from and exchange for Hefren’s customers shares of (“ Shares” ) of one or more Funds, subject to the terms and conditions of this Mutual Fund Agreement (the “ Agreement” ), the Funds’ then-current prospectus, any limitations imposed by any of the Funds or the investment adviser of the Funds. To the extent that the Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall control.

2. Purchase and Sale of Fund Shares.

(a) The Shares will be offered at the net asset value (“NAV”), as computed from time to time as described in the then-current prospectus of the Fund. Hefren understands that all Orders are subject to acceptance or rejection by the Series Trust, or its designated agent, in its sole discretion.

(b) Each transaction is always made subject to confirmation of the NAV next computed after receipt of the order. Orders to purchase, redeem and exchange Fund Shares (“Orders” ) received by Hefren prior to the close of regular trading (the “ Close of Trading” ) on the New York Stock Exchange (the “ Exchange” ) on any given business day (generally 4:00 p.m. Eastern time) (each a “ Business Day” ) and transmitted to the Series Trust, or its designated agent by 8:00 p.m , Eastern time on the same Business Day will be executed at the NAV determined as of the Close of Trading on the Business Day such Order was received. Any Order received after the Close of Trading will be transmitted to the Series Trust, or its designated agent, on the next Business Day and will be executed at the NAV determined as of the Close of Trading on the next Business Day.

(c) The day as of which an Order is executed pursuant to the provisions set forth above is referred to as the “Trade Date”.

(d) Any Order for the purchase of Shares through Hefren shall be accepted at the time when it is received by the Series Trust, its designated agent, or another entity we may designate from time to time, unless rejected by the Series Trust or its designated agent. Neither the Series Trust, nor its designated agent, will accept any Order that is placed on a conditional basis or is subject to any delay or contingency prior to execution. Shares will be issued by the Funds only against receipt of the purchase price. If payment for Shares purchased is not received by the Series Trust, or its designated agent, by wire transfer (or if such purchase is processed through a clearinghouse agency approved by us, in collected clearinghouse agency funds) on the Business Day next following the Trade Date (“ T+l”), such Order will be delayed without any responsibility or liability on the part of the Series Trust, the Funds or a designated agent and such Order will be executed at the NAV next computed following receipt of payment. Hefren shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by the Series Trust and/or the Funds which is a result of Hefren’s delay or failure to make timely payment for such Shares.

The procedures relating to the processing and settlement of Orders shall be subject to such instructions, service or operating agreements as we may forward to you in writing from time to time.

3. Series Trust represents warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

(c)	All Series Trust/ Fund materials are and shall be true and accurate and do not and shall not contain any misstatement of material fact or an omission of a material fact necessary to be stated therein in order for the statements made therein not to be misleading and the materials comply with all applicable requirements under the 1940 Act and the FINRA Rules and have been and will be filed with the SEC and FINRA, to the extent and in the manner required by applicable law and regulation. The registration statement regarding the Shares is effective and complies with all applicable legal requirements and no stop order has been issued relating to the registration statement or the issuance of the Shares.

4. Prospectus and Document Delivery.

The Series Trust shall furnish Hefren, without charge, reasonable quantities of prospectuses, statements of additional information, periodic reports to shareholders and proxy statements of the Funds, and any supplemental materials to any of the foregoing. Hefren shall deliver copies of the above materials to customers and potential customers in accordance with applicable law and the rules and regulations of the SEC. Hefren agrees to use reasonable efforts to notify its clients of the option to receive documents via electronic delivery, and would obtain such client’s consent for electronic delivery.

5. Additional Covenants and Representations.

(a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

(b) Hefren covenants and agrees that all Orders transmitted to the Series Trust, or its designated agent, whether by telephone, telecopy, or other electronic transmission acceptable to the Series Trust, shall be sent by or under the authority and direction of a person designated by Hefren as being duly authorized to act on behalf of the owner of the Shares held in the accounts for Hefren’s customers’ benefit. The Series Trust, and its designated agent, shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund Shares on behalf of Hefren is “ an appropriate person” as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund Shares on behalf of the owner of such Fund Shares. Each party agrees to l maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of remote computer terminals and assume full responsibility for the security therefor. Each party further agrees to be responsible for the accuracy of all data transmitted in connection with an Order..

(c) Hefren represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute Hefren’s legal, valid and binding obligation, enforceable in accordance with its terms; and (ii) its activities as contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to Hefren and to such activities.

(d) The Series Trust represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute its legal, valid and binding obligation, enforceable in accordance with its terms; (ii) Shares of the Funds are registered and authorized for sale in accordance with all federal and state securities laws; and

(iii) the prospectus of each Fund complies in all material respects with federal and state securities laws.

(e) Hefren represents and warrants that it has in place internal policies, procedures and controls which provide reasonable assurance that Orders received prior to the Close of Trading on the New York Stock Exchange (“ Market Close” ), which is generally 4 p.m. Eastern time, are segregated from Orders received after Market Close and are properly transmitted to the Series Trust, or its designated agent (or other agents of the Funds) for execution at the NAV next determined following the Market Close in accordance with the Funds’ then-current prospectus, as may be amended, and the Investment Company Act of 1940.

(g) Each party agrees to comply with all such internal policies and procedures and all applicable laws regarding processing of mutual fund orders, including Rule 22c-1 under the Investment Company Act of 1940.

(h) The Series Trust agree to comply with the Funds’ most current prospectus, including the Funds’ policies regarding processing of mutual fund orders and excessive trading (i.e., market timing) as disclosed in the Funds’ most current prospectus.

(i) Notwithstanding Section 8 of the Agreement, Hefren agrees to provide, upon reasonable request of the Series Trust and/or the Funds and consistent with applicable law, sufficient information regarding the trading practices of Hefren’s customer (which may be information other than the identity of the customer) to enable the Series Trust and/or the Funds to police market timing activity.

(j) Each party agrees to comply with your obligations under applicable anti-money laundering (“ AML” ) laws and regulations, including but not limited to its obligations under the United States Bank Secrecy Act, as amended, and the regulations and official guidance thereunder.

(k) Hefren agrees to assist the Funds in complying with the Funds’ obligations under applicable AML laws and regulations, including but not limited to any obligation to file suspicious activity reports, verify customer identity or engage in information sharing about suspected money laundering or terrorist activity. Such assistance shall include providing the Funds, upon request, information concerning your AML compliance program and policies. Hefren further agrees to provide an annual certification to the Series Trust that it has an AMUL compliance program in place.

(l) Hefren represents and warrants that it has undertaken appropriate inquiry and due diligence regarding its customers and that, to its knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (including the list of Specially Designated Nationals), and are not nationals of or located in countries subject to the U.S. embargo, including Iran, Libya, Sudan, and Cuba.

(m) Each party agrees to immediately notify the other party if any of the representations, warranties or covenants made in this Agreement ceases to be true.

6. Relationship of Parties. Each party understands and agrees that in performing the services covered by this Agreement, Hefren is acting as agent for its customers, and the Series Trust is in no way responsible for the manner of Hefren’s performance or for any acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute either party or any of their respective agents, employees or representatives as the other’s agent, partner, or employee. Neither party is shall under no obligation to the other, except for obligations expressly assumed under this Agreement.

7.Indemnity.

(a) The Series Trust agrees to indemnify and hold harmless Hefren and its officers, directors, employees, agents, affiliates and each person, if any, who controls Hefren within the meaning of the Securities Act of 1933 (collectively, the “ Indemnified Parties” for purposes of this Section against any losses, claims, expenses, damages, or liabilities (including amounts paid in settlement thereof) or litigation expenses (including reasonable legal and other expenses) (collectively, “ Losses” ), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach of a material provision of this Agreement. The Series Trust will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Series Trust shall not be liable for indemnification hereunder if such Losses are attributable to Hefren’s negligence or misconduct in performing its obligations under this Agreement.

(b) Hefren agrees to indemnify and hold harmless the Series Trust and the Funds, and their respective officers, trustees, employees, agents, affiliates and each person, if any, who controls the Series Trust or the Funds within the meaning of the Securities Act of 1933 (collectively, the “ Indemnified Parties” for purposes of this Section 7(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach of a material provision of this Agreement. Hefren agrees to reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Hefren shall not be liable for indemnification hereunder if such Losses are attributable to the Series Trust or the Funds’ negligence or misconduct in performing its obligations under this Agreement.

(c) Promptly after receipt by an Indemnified Party hereunder of notice of the commencement of action, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party hereunder, notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Section 7. In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 7 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(d) If the Indemnifying Party assumes the defense of any such action, the Indemnifying Party shall not, without the prior written consent of the Indemnified Parties in such action, settle or compromise the liability of the Indemnified Parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement , compromise or consent, each Indemnified Party receives from such claimant an unconditional release from all liability in respect of such claim.

(e) The Trust Instrument, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts provides that the name “ GMO Series Trust” refers to the Trustees under the Trust Instrument collectively as Trustees and not as individuals or personally, and that no shareholder of the Fund, or Trustee, officer, employee or agent of the Trust, shall be subject to claims against or obligations of the Trust or of the Fund to any extent whatsoever, but that the Trust estate only shall be liable. You are hereby expressly put on notice of the limitation of liability as set forth in the Trust Instrument and you agree that the obligations assumed by the Trust on behalf of the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and you shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other series of the Trust, or from any Trustee, officer, employee or agent of the Trust. You understand that the rights and obligations of each Fund, or series, under the Trust Instrument are separate and distinct from those of any and all other series.

8. Proprietary Information. Each party hereto acknowledges that the identities of the other party’s customers, customer addresses and other customer information maintained by the other party constitute the valuable property of such other party. Neither party shall be required to furnish or otherwise disclose any such customer information to the other party under this Agreement; provided, however, if one party receives any of the other party’s customer information in the course of performance of this Agreement, then such party and such party’s affiliates, agents, and control persons shall not disclose such customer information to any third party or use such customer information without the prior written approval of the other party or except as otherwise required by law or judicial process. Each party acknowledges that any breach of this Section 8 as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. This Section 8 shall survive any termination of this Agreement.

9. Amendment. This Agreement may be amended by mutual agreement of the parties in writing.

10. Termination. Either of us may cancel this Agreement in its entirety or with regard to one or more Funds upon 30 days’ prior written notice to the other. This Agreement shall terminate automatically without notice if you cease to be registered with the applicable regulatory authority. The Series Trust reserve the right, in its sole discretion and without prior notice, to suspend sales of Shares of the Funds in any state or other jurisdiction, or to withdraw entirely the offering of Shares of the Funds, or to modify or amend the terms of the offering of Fund Shares.

11. Notices and Communications. All communications and notices to us should be sent to the address set forth below. Any communication or notice to you will be mailed to you at the address specified by you below or will be sent by telecopy if a phone number is provided below.

If to us: GMO Series Trust

Address 40 Rowes Wharf

City/Stat Boston, MA 02110

E-Mail: shs@gmo.com

Attn: Shareholder Services

With a copy to: General Counsel

If by you:

Hefren-Tillotson

650 Smithfield St, 23rd Floor

Pittsburgh, PA 15222

Phone:

Fax:

Attn:

12. Assignability. This Agreement is not assignable or transferable, except that the Series Trust may, with respect to any Fund or Funds, assign or transfer it to any successor .

13. Confidentiality. Each party agrees not to use any information provided to it by the other party about customers for any purpose except as necessary to comply with the provisions of this Agreement; provided, however, any such information which was already in the possession or later received through any other source, including the purchase of potential client lists from third parties, may be used.

14. Choice of Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

Dated:	8/24/18

HEFREN

By:	/s/ John P. Meegan
Name:	John P. Meegan
Title:	Chief Operating Officer

GMO SERIES TRUST,

on behalf of the Funds listed on Schedule I separately and not jointly.

By:	/s/ Megan M. Bunting

Print Name:	Megan M. Bunting

Title: V.P. and Assistant Clerk

SCHEDULE A

FUNDS

Name of Fund	Share Class

GMO Benchmark-Free Allocation Series Fund	PS